[Draft--7/21/98]






                         INDEMNITY AGREEMENT, dated as of July ___, 1998, among
                    each individual who is a signatory hereto (each, an "S Shareholder") and Northeast Optic Network, Inc., a Delaware corporation (the "Company").


          WHEREAS the Company was an "S corporation" within the meaning of
Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), during the period beginning July 13, 1989 and ending July 28, 1994 and the S Shareholders were the shareholders of the Company as of July 28, 1994; and

          WHEREAS the Company is conducting an initial public offering, in conjunction with which, the Company desires to obtain from the S Shareholders and the S Shareholders are willing to provide an indemnity for the period during which the Company was an S corporation.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made, the parties hereto hereby agree as follows:

          SECTION 1. Tax Indemnification. (a) Each S Shareholder executing this Indemnity Agreement shall indemnify the Company and hold it harmless from all liability for his or her Allocable Share of:

               (i) Federal income Taxes attributable to the failure of the Company to be an S corporation (within the meaning of Section 1361(a)(1) of the Code) at all times during each taxable year included in the period beginning July 13, 1989 and ending July 28, 1994;

               (ii) state, local or foreign income or franchise Taxes in the jurisdictions set forth in Schedule A attributable to the failure of the Company to be an "S corporation" under the comparable provisions of the laws of such jurisdictions at all times during each taxable year included in the period beginning July 13, 1989 and ending July 28, 1994; and

               (iii) all liability for reasonable legal fees and expenses attributable to any item in clause (i) or (ii) above.

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                                                                               2
          (b) The Allocable Share of each S Shareholder shall be:

              Shareholder                            Allocable Share
              -----------                            ---------------
              Charles Aucoin                             2.8329%
              Joseph A. Bruno                            1.4164%
              Victor Colantonio                         50.9915%
              Charles A. Decas                          28.3286%
              William Fotsch and Jay                     5.0047%
                Fotsch, as Joint Tenants
              Michael Musen                             11.4259%


          (c) For purposes of the indemnity provided in this Agreement, any payments hereunder to the Company shall include such amount (the "Gross-Up") as is necessary to hold the Company harmless on an after-Tax basis from all Taxes, if any, required to be paid as a result of the Company's receiving or accruing such payment (including in respect of a Gross-Up). Further, for purposes of calculating the amount of Taxes under this Section 1.01(b), it shall be assumed that such Taxes are payable at the highest effective statutory Federal, state, local, foreign or provincial Tax rates that could apply to the Company with respect to the relevant payment for the relevant period.

          (d) If at any time and from time to time the Company notifies an S Shareholder in writing (i) that the Company is entitled to indemnification pursuant to this Section 1 and (ii) of the amount of indemnification due (the "Indemnity Amount") showing (x) the liability incurred by the Company for Taxes set forth in Section 1(a)(i) and (ii) and for fees and expenses set forth in
Section 1(a)(iii), (y) such S Shareholder's Allocable Share thereof and (z) a calculation of the Gross-Up payable by such S Shareholder pursuant to Section 1(c), then such S Shareholder shall, within 15 New York banking days after the date of receipt of such written notice from the Company, transfer and deliver to the Company payment in U.S. dollars in an amount equal to the Indemnity Amount payable by such S Shareholder.

          (e) For purposes of this Agreement, the term "Taxes" shall mean all Federal, state and local, domestic and foreign, income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto.

          SECTION 2. No Offset. Any payments required to be made pursuant to the terms of this Agreement shall not be subject to offset for claims or other payments required to be made under this Agreement or any other agreement.

          SECTION 3. Successors and Assigns. None of the S Shareholders shall assign or delegate its duties under this Agreement to any other person without the Company's prior written consent, which may be given or withheld in the Company's sole discretion. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators or other representatives, successors and assigns of the respective parties hereto.

          SECTION 4. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the law of the State of New York.

          SECTION 5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument.

          SECTION 6. Effectiveness. This Agreement shall become effective as to each S Shareholder upon execution of this Agreement by such S Shareholder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.



                                        Northeast Optic Network, Inc.,

                                        by
                                             -------------------------------
                                             Name:
                                             Title:


                                        Charles Aucoin


                                             -------------------------------


                                        Joseph A. Bruno


                                             -------------------------------


                                        Victor Colantonio


                                             -------------------------------


                                        Charles A. Decas

                                             -------------------------------


                                        William Fotsch and Jay Fotsch, as
                                          joint tenants


                                             -------------------------------


                                        Michael Musen


                                             -------------------------------